Kroger Contacts:                       Fred Meyer Contacts:
Lynn Marmer (media)                    Mary Burczyk (media)
513/762-4441                           503/797-7421
Kathy Kelly (investors)                David Jessick (investors)
513/762-4969 or 212/687-8080           503/797-7900


         KROGER TO MERGE WITH FRED MEYER TO CREATE THE NATION'S LARGEST
              SUPERMARKET COMPANY WITH ANNUAL SALES OF $43 BILLION

    Combination Will Have Broadest Geographic Coverage And Widest Spectrum Of Retail Formats, Substantial Economies Of Scale And Increased Purchasing Power



     Cincinnati, OH and Portland, OR, October 19, 1998 -- The Kroger Co. (NYSE:KR) and Fred Meyer, Inc. (NYSE:FMY) today announced a strategic merger that will create the nation's largest supermarket company. The combination will have the broadest geographic coverage and widest spectrum of formats in the food retailing industry, ranging from multi-department stores to convenience stores.

     The combined company, which will be named The Kroger Co. and headquartered in Cincinnati, will benefit from substantial economies of scale and increased purchasing power, with annual sales of approximately $43 billion, approximately 2,200 supermarkets in 31 states, and approximately 300,000 employees.

     Under the terms of the definitive merger agreement unanimously approved by the Boards of Directors of both companies, Fred Meyer shareholders will receive one newly issued share of Kroger common stock for each Fred Meyer common share. Fred Meyer shareholders will own approximately 38% of the combined company. Based on last Friday's closing price of Kroger shares, the transaction has a value of approximately $13 billion including assumed debt. The transaction will be accounted for as a pooling of interests and is expected to be tax-free to

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shareholders.  It is  expected  to close in early 1999  subject to  approval  of
Kroger and Fred Meyer shareholders, antitrust clearance and customary closing conditions.

     The transaction should be neutral to Kroger's earnings per share in fiscal 1999 and significantly accretive in subsequent years, excluding merger related costs. On a cash flow basis, the transaction is expected to be immediately accretive.

     Kroger Chairman and Chief Executive Officer Joseph A. Pichler said, "We are very excited about joining with Fred Meyer to create the largest supermarket company in America. This is a powerful strategic combination. Together we will have the #1 or #2 market share in 33 of the nation's largest markets. Fred Meyer's strength in fast-growing Western markets will complement Kroger's leading position in the Midwest and Southeast. We will achieve economies of scale by leveraging purchasing, information technology, manufacturing and distribution across a much larger store base."

     Pichler will be Chairman and Chief Executive Officer of the combined company. Ronald W. Burkle, Chairman of Fred Meyer, will become Chairman of the Executive Committee of Kroger's Board of Directors. Robert G. Miller, Vice Chairman and Chief Executive Officer of Fred Meyer, will become Vice Chairman and Chief Operating Officer of Kroger. David Dillon continues as President of Kroger. Burkle, Miller and four other Fred Meyer nominees will join the Kroger Board, which will expand from 13 to 19 directors. Burkle and Miller have agreed to vote their shares in favor of the transaction.

     Kroger plans to generate annual cost savings of approximately $225 million within three years, including approximately $75 million in the first year. Kroger plans to generate these savings through combined procurement of goods and services, reduced corporate overhead, in-market synergies, and consolidation of support services.

     Kroger will assume the outstanding debt of Fred Meyer and has been informed by Standard & Poor's that it will maintain its investment grade credit rating. Kroger has also rescinded its share repurchase program. Kroger and Fred Meyer have entered into cross options under which each company has been granted an option to purchase up to 19.9% of the other company's common stock under certain conditions.

     Ronald Burkle said, "I have been a longtime believer in consolidation in the supermarket industry. Kroger and Fred Meyer represent the ultimate strategic combination, creating a truly national company."

     Robert Miller said, "Both companies enter this combination from positions of strength, having consistently achieved their growth targets while increasing efficiencies and improving margins. This is a win/win for both companies, our shareholders, customers and employees. Fred Meyer shareholders will receive Kroger stock on a tax-free basis and benefit from the upside potential of the combination. Kroger shareholders will benefit from Fred Meyer's premier retail outlets with leading shares in fast-growing markets, distribution centers and plant operations. I am looking forward to working with Joe Pichler and our teams to ensure a smooth transition and successful integration of our two companies so that we remain focused on serving our expanded markets and creating shareholder value. We have similar management philosophies and corporate cultures, and the talented employees of both companies will benefit from being part of a larger organization with minimal geographic overlap and increased growth opportunities."

     Goldman Sachs is financial advisor to Kroger. Salomon Smith Barney and Donaldson, Lufkin & Jenrette served as financial advisors to Fred Meyer.

     Fred Meyer, Inc., headquartered in Portland, Oregon, is one of the nation's largest food and drug retailers, with annual sales of approximately $15 billion. The company operates approximately 800 food and general merchandise stores in 12 western states from Alaska to Texas.

     The Kroger Co., headquartered in Cincinnati, Ohio, is the largest retail grocery chain in the United States. Kroger operates 1,398 food stores, 802 convenience stores and has annual sales of approximately $28 billion. Kroger also operates 34 manufacturing facilities that manufacture products for sale in all Kroger divisions, as well as to external customers.


This press release includes forward-looking statements which are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Securities and Exchange Commission filings of both companies.

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